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                                                                     Exhibit 4.5

                               February 12, 1999


Liberty IB, Inc.
8101 East Prentice Avenue
Suite 500
Englewood, Colorado 80111

          Re: Voting Agreement

Gentlemen:

          This Letter Agreement will confirm our agreement that pursuant to your purchase of shares of Series C Preferred Stock of iBEAM Broadcasting Corporation (the Company), Liberty IB, Inc. (Investor) and the Company hereby agree as follows:

          1. Investor shall take such action as may be required so that all securities of the Company entitled to vote in connection with a Corporate Transaction (as defined below) beneficially owned by Investor, Liberty Media Corporation and/or any of its controlled affiliates (Voting Securities) are voted on all Corporate Transactions in the same manner as voted by a majority of the Board of Directors of the Company. For purposes of this Letter Agreement, Corporate Transaction shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or (ii) the sale of all or substantially all of the assets of the Company, provided that no transferee of such voting power or assets is
(A) a director, officer or affiliate of the Company or (B) an associate of such a director, officer or affiliate (with affiliate and associate having the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (Rule 12b-2")). For purposes of this Letter Agreement, an entity will be deemed a controlled affiliate of Investor or Liberty Media Corporation if Investor or Liberty Media Corporation controls such entity within the meaning of Rule 12b-2.

               (a) Investor, Liberty Media Corporation and its controlled affiliates, as holders of shares of Voting Securities, shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all shares of Voting Securities beneficially owned by Investor, Liberty Media Corporation and/or its controlled affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.
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               (b) Investor, Liberty Media Corporation and its controlled affiliates, as holders of shares of Voting Securities, shall not exercise any dissenters rights under applicable law at any time for such Corporate Transactions, if applicable.

               (c) Investor, Liberty Media Corporation and its controlled affiliates, as holders of shares of Voting Securities, shall refrain from transferring any securities of the Company, the acquirer, or any other applicable company during any period prohibited by then applicable pooling of interests accounting treatment rules, whether before or after the sale of the Company.

               (d) None of Investor, Liberty Media Corporation or nor any of its controlled affiliates shall deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities.

          2. As long as Liberty Media Corporation or Investor, together with its subsidiaries (defined as entities in which Investor or Liberty Media Corporation beneficially owns, either directly or indirectly, at least 50% of the voting securities), in the aggregate own not less than 50% of the shares of the Series C Preferred Stock that Investor purchased pursuant to the Series C Stock Purchase Agreement dated as of February 3, 1999 (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Investor (the Observer) to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that Investor shall not make any use whatsoever at any time of such information except to evaluate its investment in the Company; provided further, that the Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the Observer from portions or entire meetings of the Board of Directors or to omit to provide the Observer with certain information or analysis Which would pose a conflict of interest for Investor. The Company acknowledges that Investor will likely have, from time to time, information that may be of interest to the Company (Information) regarding a wide variety of matters including, by way of example only, (1) Investor's technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Observer. The Company agrees that Investor and the Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of
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Liberty IB, Inc.
February 12, 1999
Page 3

such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Investor's ability to pursue opportunities based on such Information or that would require Investor or the Investor Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company

          3. This Letter Agreement constitutes the full and entire understanding and agreement among the parties with regard to subjects hereof. Any provision of this Letter Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

          4. Except as otherwise provided herein, the terms and conditions of this Letter Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Voting Securities). Nothing in this Letter Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Letter Agreement, except as expressly provided in this Letter Agreement.

          5. If one or more provisions of this Letter Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Letter Agreement and the balance of the Letter Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          6. This Letter Agreement may be executed in two or more counterparts, each of which shall be. deemed an original, but all of which together shall constitute one and the same instrument.

          7. This Letter Agreement shall be governed by and construed under the laws of the State of California.
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          8.   The agreements set forth in paragraph 1 of this Letter Agreement shall terminate and be of no further force or effect upon the first to occur of
(a) such time as both of the following conditions shall have been satisfied: (i) the consummation of the sale of securities pursuant to bona fide, firmly underwritten public offering of shares of common stock of the Company registered under the Securities Act of 1933, as amended (the Initial Public Offering); and
(ii) Investor, Liberty Media Corporation and its controlled affiliates in the aggregate own Voting Securities representing less than 5% of the then outstanding voting power of the Company and (b) the consummation of a Corporate Transaction. The agreements set forth in paragraph 2 of this Letter Agreement shall terminate and be of no further force or effect upon the consummation of the Initial Public Offering.

          Notwithstanding the provisions set forth in the first sentence of paragraph 4, the agreements set forth in paragraph 1 and paragraph 2 shall not be binding upon or inure to the benefit of any transferee (other than Liberty Media Corporation or a controlled affiliate of Liberty Media Corporation) of Voting Securities unless such transferee acquires beneficial ownership of Voting Securities representing 5% or more of the then outstanding voting power of the Company. For the purposes of the immediately preceding sentence, all shares of Voting Securities held or acquired by a transferee and by entities or persons affiliated with a transferee shall be aggregated for the purpose of determining the applicability of paragraphs 1 and 2 to transferees.


                                 Very truly yours,

                                 iBEAM BROADCASTING CORPORATION


                                 By:  _________________________________
                                 Its: _________________________________



AGREED AND ACCEPTED THIS
12 th DAY OF February, 1999:

LIBERTY IB, INC.


By: /s/ XXX
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Its: Senior Vice President
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